                                                                  Exhibit 10.10

                                EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT is made and entered into as of the ____ day of ________, 1997, by and between THE SPORTSMAN'S GUIDE, INC., a Minnesota corporation (the "COMPANY"), and _________________ ("EMPLOYEE"), under the following circumstances:

          A. Employee has been employed by the Company and has significant experience in the operation and management of the Company's business.

          B. The Company desires to retain Employee's experience and expertise for the continued success of the Company's business.

          C. The parties desire to have their rights, obligations and duties specified herein.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

     1. EMPLOYMENT AND DUTIES; STANDARD OF SERVICE. The Company hereby employs Employee as its ___________________________________________________
___________, with such duties and subject to such enhanced capacities and titles as may be determined from time to time by the Board of Directors of the Company (the "BOARD OF DIRECTORS"). Employee hereby accepts such employment and agrees that while employed by the Company, he shall devote his full attention and time during normal business hours to the business and affairs of the Company and to use the Employee's best efforts to perform faithfully and efficiently such responsibilities.

     2.  TERM.

         (a) TERM. Subject to Section 3 hereunder, the term of this Agreement shall begin as of the date hereof and shall continue until December 31, ____. Subject to the provisions of Section 3 hereunder, on January 1, ____ and on each January 1st thereafter, the term of this Agreement shall be automatically extended for one (1) additional year unless, on or before the October 31st immediately preceding such January 1st, either Employee or the Company gives written notice to the other of the cessation of further extensions, in which case no further automatic extensions shall occur.

         (b) SURVIVAL OF CERTAIN PROVISIONS. Notwithstanding anything to the contrary set forth in this Agreement, the provisions contained in this
Section 2(b), Section 3(d) and Sections 5, 6, 7 and 12 of this Agreement shall survive the termination of this Agreement.

     3.  EARLY TERMINATION/COMPENSATION UPON TERMINATION.

         (a) DEATH, DISABILITY OR MUTUAL AGREEMENT. This Agreement shall terminate prior to its stated termination date, and immediately upon the happening of any of the following events:

              (i)  the death of Employee;

             (ii) the mental or physical disability or incapacity of Employee, which causes Employee to be unable to perform his duties hereunder, which such disability or incapacity shall be deemed to have occurred upon the earlier of (A) Employee becoming entitled to receive "total disability benefits" (or their substantive equivalent form of benefits) under the Company's disability plan(s) then in effect; (B) a determination that Employee has become permanently disabled made by an independent physician mutually agreed upon by the Company and Employee in good faith or (C) Employee shall have been unable, unwilling, or shall have failed to perform his duties hereunder for a period of one hundred eighty (180) days during any twelve (12) consecutive months;

            (iii) execution by the Company and Employee of a written agreement of termination (which may specify a later effective date of such termination); or

             (iv) December 31 of any year in which Employee attains the age of 65, at which time Employee shall retire unless otherwise agreed by the Employee and the Company.

         (b)  BY THE COMPANY.

              (i) The Company may terminate this Agreement upon the giving of notice by the Company to Employee of termination for Cause. For this purpose, "Cause" shall mean:

                   (A) the willful and continued failure by Employee to (I) comply with the terms of this Agreement, (II) comply with policies of the Board of Directors of the Company or (III) otherwise substantially perform his duties with the Company (other than as a result of disability of the type described in Section 3(a)(ii)); or

                   (B) the willful engaging by Employee in conduct which is demonstrably and materially injurious to Company, monetarily or otherwise; or

                   (C) (I) dishonesty which is materially injurious to the Company, including, without limitation, the misappropriation of Company trade secrets or customer mailing lists, (II) intoxication during normal working hours, (III) actions involving moral turpitude, (IV) addiction to or abuse of drugs (the effect of which is materially injurious to the Company) or (V) conviction of a felony.

              (ii) The Company may terminate this Agreement without cause upon one hundred eighty (180) days' written notice to Employee provided Company complies with the provisions of Section 3(d)(iv).

         (c) BY EMPLOYEE. Employee may terminate this Agreement in accordance with the following:

              (i) immediately upon the giving of notice by Employee to the Company of termination for Good Reason. For this purpose, "GOOD REASON" shall mean any one or more of the following:

                   (A) an adverse change in Employee's status or position as an executive officer of the Company including, without limitation, any adverse change in Employee's status or position as a result of a material diminution in Employee's duties, responsibilities or authority as of the date of this Agreement (or any status or position to which Employee may be promoted after the date hereto or the assignment to Employee of any duties or responsibilities which, in Employee's reasonable judgment, are inconsistent with Employee's status or position, or any removal of Employee from or any failure to reappoint or reelect Employee to such position as an officer of the Company (except in connection with any termination of Employee's employment described in Sections 3(a) or (b));

                   (B) a reduction by the Company in Employee's Base Salary (as hereinafter defined) as in effect immediately prior to the date of this Agreement or as the same may be increased from time to time or a change in the eligibility requirements or performance criteria under any Plan (as hereinafter defined) under which Employee is covered immediately prior to the date of this Agreement, which such change is materially adverse to Employee;

                   (C) without replacement by a Plan providing benefits to Employee equal to or greater than those discontinued, the failure by the Company to continue in effect, within its maximum stated term, any Plan in which Employee is participating or the taking of any action by the Company that would materially and adversely affect Employee's participation or materially reduce Employee's benefits under any Plan;

                   (D) the taking of any action by the Company that would materially and adversely affect the physical conditions existing immediately prior to the date of this Agreement in or under which Employee performs his employment duties;

                   (E) the Company's announcement of plans to relocate or undertaking of efforts to relocate its executive offices (including, without limitation, the offices of Employee) to a location outside of the Minneapolis/St. Paul metropolitan area;

                   (F) failure by the Company to obtain from any successor in interest thereto assent to the terms of this Agreement.

Notwithstanding any provision in this Section 3(c) to the contrary, Good Reason shall not include any reduction in bonus amounts paid or options or other benefits granted to Employee based on the operating performance and/or financial condition of the Company.

              (ii) at any time upon one hundred eighty (180) days' prior written notice by Employee to the Company.

         (d) COMPENSATION UPON TERMINATION. Upon termination of Employee's employment, Employee shall receive the following:

              (i) DEATH OR DISABILITY. Upon any termination of Employee's employment described in Sections 3(a)(i) or 3(a)(ii), the Employee shall, within ten (10) days of such termination, receive the Base Salary specified in Section 4 of this Agreement through the date of such termination, and without further action by the Board of Directors or any committee thereof, shall further receive, within ninety (90) days of such termination, a lump sum payment equal to twelve (12) months of the monthly Base Salary then being received by Employee; such benefits to be at least partially funded through the Company's purchase of life and disability insurance provided that the Company's failure to obtain and/or maintain any such insurance shall not relieve the Company of any obligation under this Section 3(d)(i). In addition, Employee shall be paid a pro rata portion (based on the date of termination) of the bonus that would have been payable to the Employee under the Company's bonus plan in effect for such year, but for the termination of Employee's employment. In making the determination as to the amount of bonus for which Employee is eligible, the Company and members of its Board of Directors and/or management charged with making such determination shall calculate the amount of such bonus as if Employee had achieved all subjective performance standards applicable to such determination but otherwise based on the actual operating performance and financial condition of the Company. Any such bonus payable under this Section 3(d)(i)
     shall be payable at the time of and in accordance with the terms and conditions governing the payment of bonuses to other members of the Company's senior management employees.

             (ii) TERMINATION FOR RETIREMENT, FOR CAUSE OR VOLUNTARY TERMINATION (OTHER THAN FOR GOOD REASON). Upon any termination of employment described in Sections 3(a)(iv), 3(b) or 3(c)(ii), Employee shall be entitled to receive the Base Salary, specified in Section 4 of this Agreement through the date of such termination, and he shall not be entitled to additional or further salary; provided that upon a termination described in Section 3(a)(iv), all options to purchase shares of the Company held by the Employee shall become vested and may be exercised at any time until such options expire unless otherwise cancelled pursuant to Section 3(e)(iii).

            (iii) TERMINATION BY MUTUAL AGREEMENT. If Employee's employment under this Agreement is terminated by the mutual agreement of Employee and the Company, the Company shall provide Employee with the payments and benefits specified in such Agreement.

             (iv) TERMINATION FOR GOOD REASON OR WITHOUT CAUSE OR COMPANY FAILURE TO RENEW AGREEMENT. Upon any termination of employment by Employee for Good Reason as described in Section 3(c)(i) (other than
     Good Reason arising after a Substantial Event), any termination of employment by the Company pursuant to Section 3(b)(ii), or any failure or refusal by the Company to permit the automatic renewal of this Agreement in accordance with Section 2(a) hereof (other than a failure to renew arising within twenty-four (24) months after a Substantial Event), the Company, shall, without further action by the Board of Directors or any committee thereof and within ten (10) days of such termination, make a lump sum payment to Employee equal to twenty-four
     (24) months of the monthly Base Salary then being received by Employee and shall maintain in full force and effect, for a period of twenty-four
     (24) months commencing on the date of such termination, all Plans relating to medical, dental, accident and disability insurance then in effect, at the same levels and coverages as senior management employees were receiving immediately prior to Employee's termination. In addition, Employee shall be paid a pro rata portion (based on the date of termination) of the bonus that would have been payable to the Employee under the Company's bonus plan in effect for such year, but for the termination of Employee's employment. In making the determination as to the amount of bonus for which Employee is eligible, the Company and members of its Board of Directors and/or management charged with making such determination shall calculate the amount of such bonus as if Employee had achieved all subjective performance standards applicable to such determination but otherwise based on the actual operating performance and financial condition of the Company. Any such bonus payable under this Section 3(d)(iv) shall be payable at the time of and in accordance with the terms and conditions governing the payment of bonuses to other members of the Company's senior management employees.

              (v) TERMINATION BY COMPANY FOLLOWING SUBSTANTIAL EVENT OR TERMINATION BY EMPLOYEE FOR GOOD REASON FOLLOWING SUBSTANTIAL EVENT. In the event that at any time within twenty-four (24) months after the occurrence of a Substantial Event, the Company terminates Employee's employment pursuant to Section 3(b)(ii), the Company fails to permit the renewal of this Agreement by its terms or the Employee terminates employment for Good Reason, the Employee shall receive the payments and other compensation and benefits described in Section 5(c) hereof.

         (e) In consideration of this Agreement and to induce the Company to grant to Employee certain stock options,

              (i) in the event that this Agreement is terminated pursuant to Sections 3(b)(i)(C) or 3(c)(ii), all options (granted on or after July 1, 1997) to purchase shares of Common Stock of the Company then held by Employee shall be cancelled and forfeited.

             (ii)  in the event that this Agreement is terminated pursuant to
     Section 3(b)(i)(A) or 3(b)(i)(B), all options to purchase shares of Common Stock of the Company then held by Employee which have vested as of the date of such termination shall be and remain exercisable for a period of thirty (30) days; at which time, if not exercised, such options will expire. All other such options which have not vested as of the date of such termination shall be immediately cancelled and forfeited.

            (iii) notwithstanding any other provision to the contrary herein, in the event Employee breaches or otherwise violates the covenants contained in Section 7(b), regardless of the reason for termination, all options (granted on or after July 1, 1997) to purchase shares of Common Stock of the Company then held by Employee shall be cancelled and forfeited and all shares of Common Stock previously acquired by Employee upon the exercise of such options granted by the Company shall be sold to the Company at the exercise price of the option (or if such shares are not then owned, Employee shall pay to the Company an amount equal to any economic gain realized on the sale). All shares of Common Stock issued upon exercise of any option held by Employee shall be endorsed with a legend evidencing the restrictions described in this Section 3(e)(iii).

     4.  COMPENSATION, BENEFITS AND EXPENSES.

         (a) BASE SALARY. For all services rendered under this Agreement during the term of Employee's employment, the Company shall pay Employee a minimum base salary at an annual rate that is not less than the annual rate currently being paid Employee, or at such higher annual rate as may be from time to time determined by action of the Company's Board of Directors or committee thereof (the "BASE SALARY"). If the Base Salary is increased from time to time during the term of this Agreement, the increased amount shall then constitute the Base Salary for the remainder of the term and any extensions thereof, subject to any subsequent increases. Except as otherwise set forth herein, the Base Salary shall be payable in accordance with the Company's customary payroll procedures.

         (b) OTHER COMPENSATION AND BENEFITS. In accordance with their terms, Employee shall be entitled to participate in any bonus or incentive compensation agreements, plans, programs, policies or arrangements sponsored, maintained or contributed to by the Company, to which the Company is a party or under which employees of the Company are covered, including, without limitation, any stock option, restricted stock or any other equity-based compensation plan, annual or long-term incentive (bonus) plan and any employee benefit plan such as a thrift, pension, profit sharing, deferred compensation, medical, dental, disability, accident, life insurance, automobile allowance, perquisite, fringe benefit, vacation, sick or parental leave, severance or relocation plan or policy or any other agreement, plan, program, policy or arrangement intended to benefit employees or executive officers of the Company (collectively, "PLANS" and each a "PLAN").

         (c) BUSINESS EXPENSES. During the term of Employee's employment under this Agreement, the Company shall, in accordance with, and to the extent of, its uniform policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Employee in performing his duties hereunder including, without limitation, all travel, lodging, meal and entertainment expenses while away from home on business in the service of the Company, provided that Employee accounts for such expenses to the Company, in the manner reasonably prescribed from time to time by the Company.

     5.  CERTAIN RIGHTS UPON A SUBSTANTIAL EVENT.

         (a) SUBSTANTIAL EVENT DEFINED. For purposes of this Agreement, a "Substantial Event" shall mean the following events:

             (i) the Company sells, transfers, or otherwise disposes for value all or substantially all of its assets;

            (ii) the Company's shareholders authorize the Company to become party to a merger, consolidation, sale, of assets or other reorganization as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or

           (iii) a tender offer is consummated for the acquisition of fifty percent (50%) or more of the Company's issued and outstanding voting capital stock.

         (b) EVENTS OCCURRING UPON A SUBSTANTIAL EVENT. Immediately upon the occurrence of a Substantial Event, without any action by the Board of Directors or any committee thereof, all outstanding options granted as of such date to Employee under the Company's 1996 Stock Option Plan or any subsequent plan covering the grant of "incentive stock options" as defined under Section 422 of the Code shall, to the extent not then exercisable, become immediately exercisable in full and shall remain exercisable during the remaining term thereof, whether or not Employee remains employed by the Company.

         (c) TERMINATION OF EMPLOYMENT OR FAILURE TO RENEW FOLLOWING SUBSTANTIAL EVENT. If, (i) during any time within twenty-four (24) months following a Substantial Event the Company shall (A) terminate Employee's employment other than for Cause or the death, disability or retirement of Employee or (B) fail or refuse to permit the renewal of the term of this Agreement by its terms, or (ii) at any time within twenty-four (24) months following a Substantial Event, Employee shall terminate this Agreement for Good Reason, then, and without further action by the Board of Directors or any committee thereof, the Company shall, within ten (10) days of such termination, make a lump sum payment to Employee equal to thirty-six (36) months of the monthly Base Salary then being received by Employee and shall maintain in full force and effect, for a period of three (3) years commencing on the date of such termination, all Plans relating to medical, dental, accident and disability insurance then if effect, at the same levels and coverages as Employee was receiving on the date immediately prior to the Substantial Event. In addition, Employee shall be paid a pro rata portion (based on the date of termination) of the bonus that would have been payable to the Employee under the Company's bonus plan in effect for such year, but for the termination of Employee's employment. In making the determination as to the amount of bonus for which Employee is eligible, the Company, and members of its Board of Directors and/or management charged with making such determination shall calculate the amount of such bonus as if Employee had achieved all subjective performance standards applicable to such determination but otherwise based on the actual operating performance and financial condition of the Company. Any such bonus payable under this
Section 5(c) shall be payable at the time of and in accordance with the terms and conditions governing the payment of bonuses to other members of the Company's senior management employees.

     6.  TAXES.

         (a) WITHHOLDING. All payments under this Agreement shall be subject to reduction in the amount of any income, withholding, social security, disability insurance, or similar taxes of payments which the Company may be required or authorized to deduct by law or custom.

         (b) EXCESS PARACHUTE PAYMENTS. Notwithstanding anything to the contrary set forth in or construed under this Agreement, if any of the payments or benefits provided for in this Agreement, together with any other payments which Employee has the right to receive from the Company or any corporation which is a member of an "affiliated group" (as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), without regard to Section 1504(b) of the Code) of which the Company is a member, constitute an "excess parachute payment" (as defined in Section 28OG(b) of the Code), the payments pursuant to this Agreement shall be increased to the extent necessary to reimburse Employee (on a federal, state and local income and employment after-tax basis) for the amount of the excise tax, if any, imposed against Employee under Section 4999 of the Code, or any applicable state and/or local counterpart thereto. The determination as to whether any increase in the payments under this Agreement pursuant to this
Section 6(b) is necessary shall be made by Employee in good faith and such determination shall be conclusive and binding upon the Company. The increased payments required under this Section 6(b) shall be promptly paid to Employee upon written demand therefor.

     7.  CONFIDENTIAL INFORMATION AND NONSOLICITATION.

         (a) PROHIBITIONS AGAINST DISCLOSURE. Employee agrees that upon termination of his employment with the Company for whatever reason, he will deliver to the Company all copies of or information with respect to the Company or its business which is not publicly known and which is in his possession. Employee further agrees that, without the express written consent of the Company, he will not, at any time during the term of this Agreement or for a period of five (5) years thereafter, divulge, furnish, disclose or make accessible to any person, firm, organization or corporation, or use in any manner whatsoever to the detriment of the Company any such information or materials with respect to the Company, or any aspect of its business or operations, which are not already lawfully in the public domain.

         (b) The Employee agrees that he shall not, without the express prior written consent of the Company, at any time from the date of this Agreement and for a period of one (1) year from the termination of Employee's employment, for any reason, with the Company, directly or indirectly, solicit, entice, call upon or approach any employees of the Company to enter the employment of the Employee or any employer or business with which the Employee is associated or in which the Employee has a financial interest. Ownership by the Employee of less than five percent

(5%) of the outstanding voting common stock, without any other action by or on behalf of the Employee, of any publicly held corporation shall not constitute a violation of this Section 7(b).

         (c) SPECIFIC PERFORMANCE. Employee acknowledges that the information received by him in the course of his employment with the Company is of such character as to render the same unique and, therefore, agrees disclosure thereof in violation of the covenants of Sections 7(a) or 7(b) would be of irreparable damage to the Company. Accordingly, Employee agrees and consents that in the event of any action or proceeding shall be instituted by the Company to enforce any provision of this Agreement, Employee waives the claim or defense in such action that there is an adequate remedy at law available to the company, and Employee shall not urge in any such action or proceeding the claim or defense that such remedy at law exists. The parties agree that the Company's remedies for breach of this Agreement expressly described herein shall be cumulative and the seeking or obtainment of injunctive relief shall not preclude a claim or award for damages or other relief as provided for herein or as otherwise may be available to the Company.

     8. NOTICES. All notices hereunder shall be in writing and shall be deemed to have been given at the time when mailed in any general or branch United States Post Office enclosed in a certified or registered postpaid envelope addressed to the respective party at the address set forth below, or at such changed address as either party may have fixed by notice; provided, however, that any notice or change of address shall be effective only upon receipt:

     Address of Company:     The Sportsman's Guide, Inc.
                             411 Farwell Avenue
                             South St. Paul, MN  55075


     with a copy to:         Ralph E. Heyman, Esq.
                             Chernesky, Heyman & Kress P.L.L.
                             10 Courthouse Plaza, S.W.
                             Suite 1100
                             Dayton, OH  45402

     Address of Employee:    [Employee's Name]
                             ___________________
                             ___________________

     9. DIVISIBILITY. The provisions of this Agreement are divisible. If any provision shall deemed invalid or unenforceable as to any periods of time, territory or business activities, such provisions shall be deemed limited to the extent necessary to render it valid and enforceable. If any provision shall be deemed invalid or unenforceable to in other extent, the remaining provisions of this Agreement shall not be rendered unenforceable as a result thereof.

    10. WAIVER. Failure by either party to insist upon strict compliance with any of the terms, conditions or conditions hereof shall not be deemed a waiver of such term, covenant or condition nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

    11. CAPTIONS. The captions used in connection with this Agreement are for reference purposes only and shall not be construed as a part of this Agreement.

    12.  SUCCESSORS AND ASSIGNS.

         (a) SUCCESSORS AND ASSIGNS OF THE COMPANY. This Agreement shall be binding upon and inure to the benefit of any successor of the Company and any such successor shall absolutely and unconditionally assume all of the Company's obligations hereunder. Upon Employee's written request, the Company shall seek to have any such successor, by agreement in form and substance satisfactory to Employee, assent to the fulfillment by the Company of its obligations hereunder.

         (b) SUCCESSORS AND ASSIGNS OF EMPLOYEE. This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable to Employee hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designee or, if there be no such designee, to Employee's estate. Except as otherwise expressly set forth in this Section 12(b), Employee may not assign this Agreement, in whole or in part, without the prior written consent of the Company.

     13. COMPLETE AGREEMENT AND GOVERNING LAW. This Agreement supersedes all prior agreements written or oral with respect to the subject matter hereof. This Agreement is intended as a complete and exclusive statement of the terms of the Agreement between the parties with respect to its subject matter. This Agreement may be changed or terminated only in writing executed by each party and shall be governed by the laws of the State of Minnesota.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       THE SPORTSMAN'S GUIDE, INC.



                                       By:__________________________

                                       Title:_______________________



                                       EMPLOYEE:



                                       _____________________________